Exhibit 99.1

Alpha Pro Tech

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Building Supply Segment sales increased 26.8% Year-over-Year; Company Receives Multiple Awards from International Supply Chain Partner

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                 For the year ended December 31, 2010, Building Supply segment sales increased by 26.8% to $19.4 million from $15.3 million for the year ended December 31, 2009.

•                  Inventory increased by $4.2 million, or 32.3%, to $17.3 million as of December 31, 2010 from $13.1 million as of December 31, 2009; although up year to date, both Disposable Protective Apparel and Infection Control segment inventories were down from September 30, 2010; inventory for the Building Supply segment increased to $5.9 million as a result of increased sales during 2010, and expected future sales.

•                  The Company continues to broaden and diversify the distribution network for its Disposable Protective Apparel segment as it shifts its Critical Cover® product line from its previous exclusive distributor relationship to a network of distributors.

•                  For the second year in a row, Alpha Pro Tech received an award for Outstanding Sales Growth Results in its category from a major international supply chain partner in the Disposable Protective Apparel segment; sales to this major strategic channel partner nearly doubled in 2010.

Nogales, Arizona — March 15, 2011 Alpha Pro Tech, Ltd. (NYSE Amex: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2010.

Consolidated sales for the fourth quarter of 2010 decreased 54.0% to $8.7 million from $18.9 million in the comparable quarter in 2009. Sales for the Disposable Protective Apparel segment for the fourth quarter of 2010 decreased by 57.8% to $2.8 million, compared to $6.5 million for the same period in 2009. Building Supply segment sales for the fourth quarter of 2010 increased by 11.5% to $4.5 million, compared to $4.0 million for the same period in 2009.  The sales mix of the Building Supply segment for the fourth quarter of 2010 was 69% for synthetic roof underlayment and 31% for housewrap. This compared to 74% for synthetic roof underlayment and 26% for housewrap for the fourth quarter of 2009. Infection Control segment sales for the fourth quarter of 2010 decreased by 83.2% to $1.4 million compared, to $8.4 million for the same period in 2009. Mask sales were down by 89.1%, or $6.6 million, and shield sales were down by 58.1%, or $0.5 million, in the fourth quarter of 2010.

Al Millar, President of Alpha Pro Tech, commented, “The decrease was partially due to a decline in sales of disposable apparel to our former largest distributor. We have sold and continue to expect to sell our apparel line to this distributor, excluding shoe and boot covers, but at lower than current levels. The change in our relationship with this distributor adversely affected sales in 2010 but could be beneficial in the long term as we are now developing a broader base of distribution. This has been demonstrated, in particular, with a major international supply chain partner with whom we have achieved a preferred vendor status and from whom we received an award for Outstanding Sales Growth Results for two consecutive years, 2009 and 2010, in our category.  We also received an award from this supply chain partner for Outstanding Delivery Quality for our aggregate service level performance in 2010. Further, Alpha Pro Tech was a finalist for this supply chain partners Overall Supplier of the Year award for 2010 across all categories.  Sales to this major strategic channel partner nearly doubled in 2010.”

Mr. Millar continued, “Our distribution strategy continues to strengthen, and we remain excited about the future of the Building Supply segment. Reception has been excellent for our ICC ES (International Code Council Evaluation Service)-approved REX™ Fortis housewrap, our first non-perforated breathable housewrap, which we launched in the fourth quarter of 2010. Revenue commenced in the fourth quarter and we expect it to contribute to our growth in 2011.”

Mr. Millar concluded, “The decrease in mask and shield sales for 2010 was primarily attributable to decreased demand relating to the global H1N1 Influenza A pandemic in 2009.”

Consolidated sales for the year ended December 31, 2010 decreased 29.8% to $41.9 million from $59.7 million in the comparable period of 2009. This decrease consisted of decreased sales in the Infection Control and Disposable Protective Apparel segments, offset primarily by increased sales in the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2010 decreased 27.5% to $16.5 million, compared to $22.7 million for the same period in 2009. The decrease was primarily due to decreased sales of disposable apparel to our former largest distributor, partially offset by increased sales to a broader based distribution network and in particular to the international supply chain partner mentioned above. Building Supply segment sales for the full year ended December 31, 2010 increased by 26.8% to $19.4 million, compared to $15.3 million for the same period in 2009. The segment increase was primarily due to a 21.2% increase in sales of REX™ SynFelt synthetic roof underlayment and a 40.4% increase in sales of REX™ Wrap housewrap. The sales mix of the Building Supply segment for the year ended December 31, 2010 was 69% for synthetic roof underlayment and 31% for housewrap. This compared to 72% for synthetic roof underlayment and 28% for housewrap for the year ended December 31, 2009. Infection Control segment sales for the year ended December 31, 2010 decreased by 72.1% to $6.1 million compared to $21.7 million for the same period in 2009. Mask sales were down by 76.9% to $4.0 million, and shield sales were down by 62.8% to $1.4 million. The overall mask sales decrease for the full year of 2010 was primarily due to the surge in N-95 respirator mask sales that commenced in the second quarter of 2009 due to concerns regarding an outbreak of the H1N1 Influenza A virus. Shield sales were down primarily due to approximately $1.3 million in shields being shipped in 2009 from the total $1.7 million non-recurring shield order received in the fourth quarter of 2008 and also due to the H1N1 Influenza A pandemic.

Gross profit decreased 64.6% to $3.4 million for the fourth quarter of 2010, or 39.3% gross profit margin, from $9.7 million, or 51.1% gross profit margin, for the same period in 2009. Gross profit for the year ended December 31, 2010 decreased 43.1% to $16.4 million, or 39.2% gross profit margin, from $28.9 million, or 48.4% gross profit margin, for the same period in 2009.

Gross profit margin for the fourth quarter and year ended December 31, 2010 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales and Infection Control segment sales, which have higher margins, decreased as a percentage of total sales.  Gross margin in the Disposable Protective Apparel segment was down in the last three quarters of 2010, as compared to the same period of 2009 as margin was affected by the higher cost of inventory acquired from alternative suppliers due to the   strategy of increasing inventory levels to compete in the marketplace.

Selling, general and administrative expenses decreased by 27.9% to $3.2 million for the fourth quarter of 2010 from $4.4 million for the same quarter last year. This was primarily due to decreased bonuses, decreased industrial sales commissions, and decreased general office and miscellaneous expenses.  As a percentage of net sales, selling, general and administrative expenses increased to 36.4% for the fourth quarter of 2010 from 23.2% for the same period in 2009.

Selling, general and administrative expenses for the year ended December 31, 2010 decreased by 5.9% to $13.8 million from $14.7 million for the same period last year. The decrease was primarily due to increased Building Supply segment expenses and increased rent and utilities and general administration expenses offset by payments made in connection with a severance agreement with a former executive which was expensed in the first quarter of 2009, decreased executive bonuses and decreased industrial sales commission. As a percentage of net sales, selling, general and administrative expenses increased to 33.0% for the year ended December 31, 2010 from 24.6% for the same period in 2009.

Net income decreased 98.6% for the fourth quarter of 2010 to $49,000, compared to net income of $3.5 million for the same period of 2009. Net income as a percentage of sales for the fourth quarter of 2010 and 2009 was 1.0% and 18.7%, respectively. Basic income per share for the fourth quarter of 2010 and 2009 was $0.00 and $0.16, respectively. Diluted income per share for the fourth quarter of 2010 and 2009 was $0.00 and $0.15, respectively.

Net income decreased 85.6% for the year ended December 31, 2010 to $1.3 million, compared to net income of $9.0 million for the year ended December 31, 2009. Net income as a percentage of sales for the year ended December 31, 2010 and 2009 was 3.1% and 15.1%, respectively. Basic income per share for the year ended December 31, 2010 was $0.06, compared to $0.40 for the year ended December 31, 2009. Diluted income per share for the year ended December 31, 2010 was $0.06, compared to $0.39 for the year ended December 31, 2009.

The Consolidated Balance Sheet remained strong with a current ratio of 39 to 1 as of December 31, 2010 compared to 6 to 1 as of December 31, 2009. The Company completed the fourth quarter with cash and cash equivalents of $5.3 million, down from $9.8 million as of December 31, 2009, and working capital of $29.8 million, up from working capital of $29.0 million at December 31, 2009. The decrease in cash and cash equivalents was primarily due to cash used in operating activities of $3.4 million and cash used in investing activities of $1.1 million for the purchase of property and equipment, offset by cash provided by financing activities of $0.15 million. Inventory increased by $4.2 million, or 32.3%, to $17.3 million as of December 31, 2010 from $13.1 million as of December 31, 2009.

Lloyd Hoffman, Chief Financial Officer, commented, “The inventory increase was primarily due to an increase for the Building Supply segment as a result of our increased year to date and expected future sales and an increase for the Disposable Protective Apparel segment due to our strategy of having a strong inventory position to compete in the marketplace.  To a lesser extent, inventory increased for the Infection Control segment due to a stockpiling of N-95 particulate respirator masks. Although up year to date, both Disposable Protective Apparel and Infection Control inventories were down from both June 30 and September 30.”

Mr. Hoffman further stated “Subsequent to the year ended December 31, 2010, on February 8, 2011, the Company entered into an asset purchase agreement with a Oklahoma limited liability company to sell its line of pet beds.  As consideration for the acquired assets, the Company sold its inventory at cost, plus additional compensation for goodwill.  The line of pet beds was included in the Infection Control segment and sales for 2010 were approximately $250,000 and incurred a loss for the segment.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. It believes that cash generated from operations, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects”, “anticipates”, “estimates”, “believes”, “predicts”, “intends”, “plans”, “potential”, “may”, “continue”, “should”, “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Audited)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$5,316,000	$9,753,000
Accounts receivable, net of allowance for doubtful accounts of $77,000 and $65,000 at December 31, 2010 and 2009, respectively	3,816,000	8,593,000
Inventories	17,318,000	13,094,000
Prepaid expenses and other current assets	3,719,000	2,792,000
Deferred income taxes	443,000	457,000
Total current assets	30,612,000	34,689,000

Property and equipment, net	4,162,000	3,843,000
Goodwill	55,000	55,000
Intangible assets, net	164,000	184,000
Equity investments in and advances to unconsolidated affiliates	1,941,000	1,701,000

Total assets	$36,934,000	$40,472,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$487,000	$2,963,000
Accrued liabilities	296,000	2,732,000
Total current liabilities	783,000	5,695,000

Deferred income taxes	639,000	906,000
Total liabilities	1,422,000	6,601,000

Shareholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 22,424,285 and 22,419,285 issued and outstanding at December 31, 2010 and 2009, respectively	224,000	224,000
Additional paid-in capital	23,504,000	23,164,000
Retained earnings	11,784,000	10,483,000
Total shareholders’ equity	35,512,000	33,871,000
Total liabilities and shareholders’ equity	$36,934,000	$40,472,000

Consolidated Income Statements

	(Unaudited)		(Audited)
	For the three months ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$8,715,000	$18,935,000	$41,890,000	$59,697,000

Cost of goods sold, excluding depreciation and amortization shown below	5,291,000	9,260,000	25,468,000	30,823,000

Gross profit	3,424,000	9,675,000	16,422,000	28,874,000

Expenses:
Selling, general and administrative	3,176,000	4,402,000	13,839,000	14,701,000
Depreciation and amortization	217,000	178,000	844,000	665,000

Income from operations	31,000	5,095,000	1,739,000	13,508,000

Other income:
Equity in income of unconsolidated affiliates	55,000	116,000	317,000	333,000
Interest, net	5,000	10,000	25,000	17,000

Income before provision for income taxes	91,000	5,221,000	2,081,000	13,858,000

Provision for income taxes	42,000	1,685,000	780,000	4,817,000

Net income	$49,000	$3,536,000	$1,301,000	$9,041,000

Basic income per share	$—	$0.16	$0.06	$0.40

Diluted income per share	$—	$0.15	$0.06	$0.39

Basic weighted average shares outstanding	22,424,285	22,395,517	22,424,038	22,808,099

Diluted weighted average shares outstanding	22,424,285	23,263,129	22,685,154	23,445,564